Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:

Sophia H. Twaddell	Paula Waters
Vice President, Corporate Communications	Fleishman-Hillard
(847) 864-3500	312.751.3735
stwaddell@northfieldlabs.com	watersp@fleishman.com
FOR IMMEDIATE RELEASE
NORTHFIELD LABORATORIES INC. SIGNS
PURCHASE AGREEMENT FOR MANUFACTURING FACILITY
—Clinical Trial Patient Enrollment Nears Completion; Patient Count Reaches 700 —
EVANSTON, IL—June 16, 2006—Northfield Laboratories Inc. (Nasdaq: NFLD) announced today that it signed an agreement with First Industrial, L.P, to purchase the building Northfield currently occupies as lessee in Mt. Prospect, IL for $6.7 million. The transaction is scheduled to close in late June, subject to customary terms and conditions.
This 106,000 square foot property will be used for Northfield’s first planned commercial facility for the manufacture of PolyHeme®, the Company’s human hemoglobin-based oxygen carrier, as well as to house laboratory, quality, and administrative personnel. Engineering and size optimization activities for the space are already underway, as previously announced. It is expected that the facility will be capable of producing approximately 100,000 units or more of PolyHeme® annually. The Company has indicated that the major capital expenditure associated with this expansion will not occur until topline data from the current trauma trial has been analyzed and reported, sometime in the Fall.
“Purchasing the building where we will manufacture PolyHeme® is a major step toward realizing our commercialization plans,” said Steven A. Gould, M.D., Chairman and Chief Executive Officer. “Owning the space allows us the autonomy and flexibility we need to meet the anticipated market demand for a product that has the potential to sustain lives that otherwise might be lost.”
1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800 Tel: 847-864-3500

Clinical Trial Update
The Company also announced that enrollment is nearing completion in its pivotal Phase III trauma study. Approximately 700 patients of the planned total of 720 have been enrolled at Level I trauma centers across the United States.
“Reaching the 700 patient mark is a tribute to the dedication and commitment of the investigators, their institutions and the EMS providers participating in this complex and groundbreaking study,” said Gould. “We look forward to completion and to reporting on the trial results,” he added.
Analyst and Institutional Investor Meeting
Northfield will be hosting an analyst and institutional investor event in New York on August 8, 2006. This year’s event is entitled Delivering Trauma Care Today and Tomorrow. Several distinguished experts will speak on issues including access to trauma care and EMS systems, recently the subject of a series of reports prepared by the National Academy of Sciences’ Institute of Medicine. As with last year’s event, this forum will be available to all shareholders via live webcast. Details will be available approximately one week prior to the date.
About Northfield Laboratories
Northfield Laboratories Inc. is a leader in developing an oxygen-carrying resuscitative fluid for the treatment of urgent, large volume blood loss in trauma and resultant surgical settings. PolyHeme® is a solution of chemically modified human hemoglobin that requires no cross matching and is therefore compatible with all blood types. It has a shelf life in excess of 12 months. Enrollment is currently underway in a pivotal Phase III trial of PolyHeme® beginning in the pre-hospital setting. For further information, visit www.northfieldlabs.com.
This press release may contain forward-looking statements concerning, among other things, Northfield’s future business plans and strategies and clinical and regulatory developments affecting our PolyHeme® red blood cell substitute product. These forward-looking statements are identified by the use of such terms as “intends,” “expects,” “plans,” “estimates,” “anticipates,” “should,” “believes” and similar terms. These forward-looking statements involve inherent risks and uncertainties. Our actual results may therefore differ materially from those predicted by the forward-looking statements because of various factors and possible events, including our ability to obtain FDA approval to market PolyHeme commercially, the availability of capital to finance our clinical trials and ongoing business operations, our ability to obtain adequate supplies of raw materials and to manufacture PolyHeme in commercial quantities, our ability to market PolyHeme successfully, the possibility that competitors will develop products that will render PolyHeme obsolete or non-competitive, our ability to protect our intellectual property rights, the outcome of certain governmental inquires and purported class action lawsuits as described in our most recently filed quarterly report on Form 10-Q, the possibility that we may be subject to product liability claims and other legal actions, our dependency on a limited number of key personnel, the uncertainty of third party reimbursement for our product and other risks and uncertainties described from time to time in our periodic reports filed with the Securities and Exchange Commission, including our most recently filed quarterly report on

1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800 Tel: 847-864-3500

Form 10-Q and annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the time such statement is made. All subsequent written and oral forward-looking statements attributable to Northfield or any person acting on our behalf are qualified by this cautionary statement.
1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800 Tel: 847-864-3500